EXHIBIT 99.1

Source: NETSOL Technologies Inc.

September 26, 2018 07:30 ET

NETSOL Technologies Reports Fiscal Fourth Quarter and Full Year 2018 Financial Results

Quarterly Topline Improvement Driven by Continued Strength of Core Operations; Annual Cost Reductions of $8.5 Million Underscore Increase in Net Income of $9.3 Million and Increase in EPS of $0.84; Return to Full Year Profitability Providing a Prelude to Future Long-Term Growth

CALABASAS, Calif., Sept. 26, 2018 (GLOBE NEWSWIRE) — NETSOL Technologies, Inc. (NASDAQ: NTWK), a global business services and enterprise application solutions provider, reported results for the fiscal fourth quarter and full year ended June 30, 2018.

Recent Operational Highlights

●	Additional cost savings in the fiscal fourth quarter mostly tied to reductions in costs of revenues and operating costs, bringing total savings to $8.5 million through fiscal 2018.
●	Secured a five-year contract valued at roughly $30 million with a European tier-one global auto captive to implement both NFS Ascent™ Retail and Wholesale platforms in China.
●	Secured a multi-million-dollar contract with major American multinational automaker to implement Ascent Retail Platform in China.
●	Received “First-Rate and Best-Selling Finance and Leasing Solution Provider” award at the China Leasing Summit 2018 for the sixth consecutive year.
●	Secured a multi-million-dollar agreement with a leading Asian auto captive finance company to implement NFS Ascent’s Loan Origination System and Contract Management System.
●	Appointed two new members to the Board of Directors, Malea Farsai and Henry Tolentino, to provide greater diversity and breadth of experience.
●	NFS Ascent went live in South Africa, a new market, with German auto manufacturing giant as part of the ongoing international deployment associated with previously announced 12-country, $110 million contract.

Fiscal Fourth Quarter 2018 Financial Results

Total net revenues for the fourth quarter of fiscal 2018 were $16.6 million, compared with $14.5 million in the prior year period. The increase in total net revenues was primarily due to an increase in total license fees of $122,000, an increase in total maintenance fees of $206,000 and an increase in total services revenues of $1.8 million.

●	Total license fees were $3.4 million, compared with $3.3 million in the prior year period.
●	Total maintenance fees were $3.8 million, compared with $3.6 million in the prior year period.
●	Total services revenues were $9.4 million, compared with $7.6 million in the prior year period.

Gross profit for the fourth quarter of fiscal 2018 was $8.5 million (or 51.2% of net revenues), compared to $4.6 million (or 31.7% of net revenues) in the fourth quarter of fiscal 2017. The increase in gross profit as a percentage of net revenues was primarily due to a decrease in costs of revenues of $1.8 million.

Operating expenses for the fourth quarter of fiscal 2018 decreased 6% to $7.4 million (or 44.6% of net revenues) from $7.9 million (or 54.7% of net revenues) for the fourth quarter of fiscal 2017. The decrease in operating expenses was primarily due to a decrease in provision for bad debts, which was offset by an increase in general and administrative expenses as well as research and development expenses.

GAAP net income attributable to NETSOL for the fourth quarter of fiscal 2018 totaled $1.2 million or $0.10 per diluted share, an improvement from net loss of $3.1 million or $(0.28) per diluted share in the fourth quarter of fiscal 2017.

Non-GAAP adjusted EBITDA for the fourth quarter of fiscal 2018 totaled $2.9 million or $0.26 per diluted share, an improvement from a loss of $851,000 or $(0.08) per diluted share in the fourth quarter of fiscal 2017 (see note regarding “Use of Non-GAAP Financial Measures,” below for further discussion of this non-GAAP measure).

At June 30, 2018, cash and cash equivalents were $22.1 million, an increase from $14.2 million at June 30, 2017.

Full Year Fiscal 2018 Financial Results

Total net revenues for fiscal 2018 were $60.9 million, compared to $65.4 million in fiscal 2017. The decrease in total net revenues was primarily due to a decrease in total license fees of $11.6 million, which was offset by an increase in total maintenance fees of $332,000 and an increase in total services revenues of $6.8 million.

●	Total license fees were $6.9 million, compared with $18.5 million in the prior fiscal year.
●	Total maintenance fees were $14.8 million, compared with $14.5 million in the prior fiscal year.
●	Total services revenues were $39.3 million, compared with $32.4 million in the prior fiscal year.

Gross profit for fiscal 2018 increased to $29.2 million (or 47.9% of net revenues) from $28.4 million (or 43.5% of net revenues) for fiscal 2017. The increase in gross profit as a percentage of net revenues was primarily due to a decrease in costs of revenues of $5.2 million.

Operating expenses for fiscal 2018 decreased to $26.2 million (or 42.9% of net revenues) from $29.4 million (or 45.0% of net revenues) for fiscal 2017. The decrease in operating expenses was primarily due to decreases in selling and marketing expenses and provision for bad debts, which was offset by an increase in research and development expenses.

GAAP net income attributable to NETSOL for fiscal 2018 totaled $4.3 million or $0.38 per diluted share, an improvement from net loss of $5.0 million or $(0.46) per diluted share for fiscal 2017.

Non-GAAP adjusted EBITDA for fiscal 2018 totaled $10.3 million or $0.92 per diluted share, compared with $2.8 million or $0.26 per diluted share in fiscal 2017 (see note regarding “Use of Non-GAAP Financial Measures,” below for further discussion of this non-GAAP measure).

Management Commentary

“The fiscal fourth quarter was a solid end to an eventful year for NETSOL, both financially and operationally,” said NETSOL Co-Founder, Chairman and Chief Executive Officer Najeeb Ghauri. “From a financial perspective, we successfully achieved our third consecutive quarter of profitability, grew our topline 15% over the fourth quarter of the prior year as well as continued to improve our cost structure and efficiencies. In fact, our overall cost reduction initiatives have now resulted in $8.5 million of savings through fiscal 2018, which was a major driving factor in us realizing the $9.3 million increase in annual net income over last year. On top of this, in the fourth quarter alone, we were able to generate $1.8 million in savings on costs of revenues and another $500,000 from operating expenses. These initiatives have not only made NETSOL a more nimble and efficient organization, but they’ve also provided additional bandwidth, with minimal incremental cost, for us to scale our business in fiscal 2019 and beyond.”

“Operationally, we closed fiscal 2018 on a high note as well, demonstrated by the new and add-on sales we secured, which have continued and increased into the current year with a few notable wins,” continued Ghauri. “More recently, we won a five-year, $30 million deal with a European tier-one global auto captive and also secured a multimillion-dollar implementation with a major American multinational automaker in China. Going forward, we’re continuing to expand our strong pipeline of new projects, and we’re now able to do so in an increasingly more efficient manner. Put another way, we are proactively focusing any newly available sales time and resources on more nascent deals we have specifically identified as being capable of progressing more quickly through the buying cycle. When coupled with the more mature deals we’ve been advancing over time, this combination presents a healthy and diverse mix of new win opportunities. Looking ahead, if 2018 was about transformation for NETSOL, then the beginning of 2019 has represented the inflection point that, we believe, will propel us to double-digit topline growth for the year.”

Sales Outlook

“Fiscal 2018 has been a turnaround year for sales and NETSOL as a whole with several tier- one clients entering into new IT selection processes and Ascent making the shortlist in each occurrence,” added President and Head of Sales Naeem Ghauri. “After closing out the previous fiscal year and starting the current one with back-to-back wins in China, we are upbeat and motivated to capitalize on this building momentum. We remain confident in our ability to finish strong and secure further wins in fiscal 2019.”

Conference Call

NETSOL Technologies management will hold a conference call today (September 26, 2018) at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss these financial results. A question and answer session will follow management’s presentation.

U.S. dial-in: 1-877-407-0789

International dial-in: 1-201-689-8562

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcasted live and available for replay here and via the Investor Relations section of NETSOL’s website.

A replay of the conference call will be available after 12:00 p.m. Eastern time on the same day through October 10, 2018.

Toll-free replay number: 1-844-512-2921 International replay number: 1-412-317-6671 Replay ID: 13683245

About NETSOL Technologies

NETSOL Technologies, Inc. (NASDAQ: NTWK) is a worldwide provider of IT and enterprise software solutions primarily serving the global Leasing and Finance industry. The company’s suite of applications is backed by 40 years of domain expertise and supported by a committed team of approximately 1,350 professionals placed in eight strategically located support and delivery centers throughout the world. NFS, LeasePak, LeaseSoft or NFS Ascent – help companies transform their Finance and Leasing operations, providing a fully automated asset- based finance solution covering the complete leasing and finance lifecycle.

Forward-Looking Statements

Certain statements in this press release are forward-looking in nature, including, but not limited to, expected net revenue and the demand for and sales lifecycle of NFS Ascent and the benefit of certain cost savings undertaken in the past fiscal year, and accordingly, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “expects,” “anticipates,” variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the progress and costs of the development of products and services and the timing of the market acceptance. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Use of Non-GAAP Financial Measures

The reconciliation of Adjusted EBITDA to net income, the most comparable financial measure based upon GAAP, as well as a further explanation of adjusted EBITDA, is included in the financial tables in Schedule 4 of this press release. Beginning with the fourth quarter of fiscal 2016, NETSOL has revised its calculation of Adjusted EBITDA to exclude the portion of Adjusted EBITDA that is attributable to its subsidiaries that have a minority interest.

Investor Relations Contact:

Matt Glover and Tom Colton

Liolios

949-574-3860

investors@netsoltech.com

NETSOL Technologies, Inc. and Subsidiaries

Schedule 1: Consolidated Balance Sheets

	As of June 30,	As of June 30,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$22,088,853	$14,172,954
Accounts receivable, net of allowance of $610,061 and $571,511	12,775,461	6,583,199
Accounts receivable, net - related party	3,374,272	1,644,942
Revenues in excess of billings	14,285,778	19,126,389
Revenues in excess of billings - related party	-	80,705
Convertible note receivable - related party	2,123,500	200,000
Other current assets	2,703,032	2,463,886
Total current assets	57,350,896	44,272,075
Revenues in excess of billings, net - long term	1,206,669	5,173,538
Property and equipment, net	16,165,491	20,370,703
Long term investment	3,217,162	3,057,020
Other assets	70,299	244,275
Intangible assets, net	12,247,196	17,043,151
Goodwill	9,516,568	9,516,568
Total assets	$99,774,281	$99,677,330

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,873,809	$6,880,194
Current portion of loans and obligations under capitalized leases	8,595,919	10,222,795
Unearned revenues	5,949,581	3,925,702
Common stock to be issued	88,324	88,324
Total current liabilities	22,507,633	21,117,015
Loans and obligations under capitalized leases; less current maturities	330,596	366,762
Total liabilities	22,838,229	21,483,777
Commitments and contingencies Stockholders’ equity:
Preferred stock, $.01 par value; 500,000 shares authorized;	-	-
Common stock, $.01 par value; 14,500,000 shares authorized; 11,708,469 shares issued and 11,502,616 outstanding as of June 30, 2018 and 11,225,385 shares issued and 11,190,606 outstanding as of June 30, 2017	117,085	112,254

Additional paid-in-capital	126,479,147	124,409,998
Treasury stock (At cost, 205,853 shares and 34,779 shares as of June 30, 2018 and June 30, 2017, respectively)	(1,205,024)	(454,310)
Accumulated deficit	(37,994,502)	(42,301,390)
Stock subscription receivable	(221,000)	(297,511)
Other comprehensive loss	(24,386,071)	(18,074,570)
Total NETSOL stockholders’ equity	62,789,635	63,394,471
Non-controlling interest	14,146,417	14,799,082
Total stockholders’ equity	76,936,052	78,193,553
Total liabilities and stockholders’ equity	$99,774,281	$99,677,330

NETSOL Technologies, Inc. and Subsidiaries

Schedule 2: Consolidated Statement of Operations

	For the Three Months		For the Year
	Ended June 30,		Ended June 30,
	2018	2017	2018	2017
Net Revenues:

License fees	$3,387,386	$3,265,338	$6,598,254	$18,218,912

Maintenance fees	3,680,138	3,505,675	14,382,309	14,157,367

Services	8,161,844	5,954,297	33,611,982	24,798,899
License fees - related party	-	-	261,513	246,957
Maintenance fees - related party	108,905	77,685	418,444	311,359
Services - related party	1,282,954	1,678,698	5,657,756	7,632,774

Total net revenues	16,621,227	14,481,693	60,930,258	65,366,268

Cost of revenues:

Salaries and consultants	5,611,843	6,610,960	21,856,162	24,645,223
Travel	549,254	824,669	1,775,327	3,137,671
Depreciation and amortization	1,142,444	1,458,235	4,610,737	5,448,059
Other	803,650	1,002,364	3,481,115	3,727,379

Total cost of revenues	8,107,191	9,896,228	31,723,341	36,958,332

Gross profit	8,514,036	4,585,465	29,206,917	28,407,936

Operating expenses:
Selling and marketing	2,014,638	2,248,765	7,620,476	9,746,229
Depreciation and amortization	262,771	289,051	962,737	1,114,275
Provision for bad debts	460,730	1,407,019	460,730	1,407,751

General and administrative	4,391,531	3,865,875	16,254,067	16,747,550
Research and development cost	281,377	107,613	853,996	393,345

Total operating expenses	7,411,047	7,918,323	26,152,006	29,409,150

Income (loss) from operations	1,102,989	(3,332,858)	3,054,911	(1,001,214)

Other income and (expenses)
Gain (loss) on sale of assets	(16,874)	2,948	7,594	(30,147)
Interest expense	(92,059)	(133,085)	(422,327)	(310,044)
Interest income	197,316	98,638	592,153	179,723
Gain (loss) on foreign currency exchange transactions	(294,340)	952,705	5,010,383	306,819
Share of net loss from equity investment	272,020	-	(262,556)	-
Other income (expense)	26,923	22,214	42,847	50,378
Total other income (expenses)	92,986	943,420	4,968,094	196,729

Net income (loss) before income taxes	1,195,975	(2,389,438)	8,023,005	(804,485)
Income tax provision	(386,047)	(491,588)	(873,027)	(931,951)

Net income (loss)	809,928	(2,881,026)	7,149,978	(1,736,436)

Non-controlling interest	367,593	(242,467)	(2,843,090)	(3,241,594)
Net income (loss) attributable to NETSOL	$1,177,521	$(3,123,493)	$4,306,888	$(4,978,030)

Net income (loss) per share:
Net income (loss) per common share
Basic	$0.10	$(0.28)	$0.38	$(0.46)
Diluted	$0.10	$(0.28)	$0.38	$(0.46)
Weighted average number of shares outstanding
Basic	11,274,196	11,098,202	11,197,319	10,912,284
Diluted	11,274,196	11,098,202	11,197,319	10,912,284

NETSOL Technologies, Inc. and Subsidiaries

Schedule 3: Consolidated Statement of Cash Flows

	For the Year Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$7,149,978	$(1,736,436)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,573,474	6,562,334
Provision for bad debts	460,730	1,407,751
Impairment of assets	172,505	-
Share of net loss from investment under equity method	262,556	-
(Gain) loss on sale of assets	(7,594)	30,147
Stock based compensation	1,861,445	2,522,158
Fair market value of warrants and stock options granted	-	241,165
Changes in operating assets and liabilities:
Accounts receivable	(7,735,582)	2,292,980
Accounts receivable - related party	(2,735,846)	2,803,520
Revenues in excess of billing	6,788,580	(13,966,522)
Revenues in excess of billing - related party	77,128	211,615
Other current assets	(195,529)	72,522
Accounts payable and accrued expenses	1,653,778	751,835
Unearned revenue	2,388,699	(738,704)
Net cash provided by operating activities	15,714,322	454,365

Cash flows from investing activities:
Purchases of property and equipment	(2,449,449)	(2,203,203)
Sales of property and equipment	943,252	781,018
Convertible note receivable - related party	(1,923,500)	(200,000)
Investment in WRLD3D	(230,000)	(1,105,555)
Purchase of subsidiary shares from open market	(33,987)	-
Net cash used in investing activities	(3,693,684)	(2,727,740)

Cash flows from financing activities:
Proceeds from the exercise of stock options and warrants	312,311	866,438
Proceeds from exercise of subsidiary options	10,349	75,382
Restricted cash	90,000	-
Purchase of treasury stock	(750,714)	(38,885)
Dividend paid by subsidiary to non-controlling interest	(417,853)	(2,156,273)
Proceeds from bank loans	1,365,250	6,184,635
Payments on capital lease obligations and loans - net	(1,626,109)	(554,048)
Net cash provided by (used in) financing activities	(1,016,766)	4,377,249
Effect of exchange rate changes	(3,087,973)	511,553
Net increase in cash and cash equivalents	7,915,899	2,615,427
Cash and cash equivalents at beginning of the period	14,172,954	11,557,527

Cash and cash equivalents at end of period	$22,088,853	$14,172,954

NETSOL Technologies, Inc. and Subsidiaries

Schedule 4: Reconciliation to GAAP

	Year Ended	Year Ended
	June 30, 2018	June 30, 2017
Net Income (loss) before preferred dividend, per GAAP	$4,306,888	$(4,978,030)
Non-controlling interest	2,843,090	3,241,594
Income taxes	873,027	931,951
Depreciation and amortization	5,573,474	6,562,334
Interest expense	422,327	310,044
Interest (income)	(592,153)	(179,723)

EBITDA	$13,426,653	$5,888,170
Add back:
Non-cash stock-based compensation	1,861,445	2,763,323

Adjusted EBITDA, gross	$15,288,098	$8,651,493
Less non-controlling interest (a)	(4,947,498)	(5,841,143)
Adjusted EBITDA, net	$10,340,600	$2,810,350

Weighted Average number of shares outstanding
Basic	11,197,319	10,912,284
Diluted	11,197,319	10,919,169
Basic adjusted EBITDA	$0.92	$0.26
Diluted adjusted EBITDA	$0.92	$0.26

(a) The reconciliation of adjusted EBITDA of non-controlling interest to net income attributable to non-controlling interest is as follows

Net Income attributable to non-controlling interest	$2,843,090	$3,241,594
Income Taxes	162,419	140,499
Depreciation and amortization	1,817,367	2,168,249
Interest expense	136,445	98,331
Interest (income)	(180,061)	(60,042)
EBITDA	$4,779,260	$5,588,631
Add back:
Non-cash stock-based compensation	168,238	252,512
Adjusted EBITDA of non-controlling interest	$4,947,498	$5,841,143